UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2016

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2016, AxoGen Corporation (“AC”), a Delaware corporation and a wholly owned subsidiary of AxoGen, Inc., entered into the Fourth Amendment to Lease (“Fourth Amendment”) with SNH Medical Office Properties Trust, a Maryland real estate investment trust (“SNH”).  SNH is the landlord of AC’s currently leased 11,761 square foot corporate headquarters facility in Alachua, Florida  (the “Current Premises”) pursuant to that certain lease dated as of February 6, 2007, as amended (the “Lease”).

The Fourth Amendment expands the Current Premises by 7,050 square feet (the “Expansion Premises”).  The Fourth Amendment also provides that the Expiration Date (as defined in the Fourth Amendment) of the Lease will be extended to approximately five years from the Occupancy Date (as defined in the Fourth Amendment) of the Expansion Premises, which Occupancy Date is anticipated to occur in June 2016.  The original expiration date of the Current Premises remains unchanged; provided, however, that AC shall have the right to extend the Current Premises Term (as defined in the Fourth Amendment) for three additional periods (the “Current Premises Extended Term”), the first such Current Premises Extended Term to commence on November 1, 2018 and end on October 31, 2019, the second such Current Premises Extended Term to commence on November 1, 2019 and end on October 31, 2020, and the third such Current Premises Extended Term to commence on November 1, 2020 and end on the Expiration Date.    AC also has the right to extend the term of the then current Leased Premises (as defined in the Fourth Amendment) for an additional period of five years commencing on the day immediately after the Expiration Date.  AC’s additional annual cost of the Expansion Premises will be approximately $123,000, $127,000, $131,000, $135,000 and $139,000 for years one through five, respectively, of the Lease, with year one commencing on the Occupancy Date.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
10.10.4	Fourth Amendment to Lease, dated as of March 16, 2016, by and between AxoGen Corporation and SNH Medical Office Properties Trust.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: March 18, 2016	By:	/s/ Gregory G. Freitag
Gregory G. Freitag
General Counsel & Senior VP of Business Development

EXHIBIT INDEX

Exhibit No.	Description
10.10.4	Fourth Amendment to Lease, dated as of March 16, 2016, by and between AxoGen Corporation and SNH Medical Office Properties Trust.